                                                                    EXHIBIT 4.7



                                     WARRANT

THE WARRANT EVIDENCED OR CONSTITUTED HEREBY, AND ALL SHARES OF COMMON STOCK ISSUABLE HEREUNDER, HAVE BEEN AND WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 144.

                       WARRANT TO PURCHASE COMMON STOCK OF

                               HEALTHSTREAM, INC.

                             (Subject to Adjustment)

THIS CERTIFIES THAT, for value received, CIS Holdings, Inc., a Nevada corporation, or its permitted registered assigns ("HOLDER"), is entitled, subject to the terms and conditions of this Warrant, at any time or from time to time after February 10, 2000 (the "EFFECTIVE DATE"), and before 5:00 p.m. Eastern Daylight Time on February 10, 2008 (the "EXPIRATION DATE"), to purchase from HealthStream Inc., a Tennessee corporation (the "Company") 1,179,767 shares of Common Stock of the Company subject to adjustment in accordance with Section 4 herein. The initial exercise price per share (the "Initial Warrant Price") is $13.28 per share subject to adjustment in accordance with Section 4 herein. This Warrant shall not be exercisable prior to March 31, 2000 except in the event of the completion of the Company's initial public offering, a Private Placement, or immediately prior to consummation of a Company Sale. Twenty five percent (25%) of the shares granted under this Warrant, or 294,942 shares, shall be exercisable March 31, 2000 subject to earlier vesting as set forth in this Section. An additional twenty five percent (25%) of the shares granted under this Warrant, or 294,942 shares, shall vest and be exercisable on the first anniversary of the Effective Date. An additional twenty five percent (25%) of the shares granted under this Warrant, or 294,942 shares, shall vest and be exercisable on the second anniversary of the Effective Date. The remaining twenty five percent (25%) of the shares granted under this Warrant, or 294,941 shares, shall vest and be exercisable on the third anniversary of the Effective Date.

1. CERTAIN DEFINITIONS. As used in this Warrant the following terms shall have the following respective meanings:

"CHANGE OF CONTROL" shall mean any transaction or series of related transactions pursuant to which any entity or person (including without limitation any of their respective affiliates) other than an existing stockholder of the Company or an existing stockholder's affiliate first acquires after the effective date of this Agreement, directly or indirectly, an aggregate amount of fifty percent (50%) or more voting control or fifty percent (50%) or more of the equity securities ("Control") of the Company (or of any entity directly or indirectly having Control of the Company) or by contract or otherwise obtains the right to elect or appoint at least fifty percent (50%) of the Board of Directors of the Company (or any entity directly or indirectly having Control of the Company).

"COMMON STOCK DEEMED OUTSTANDING" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable at such time upon convertible securities then outstanding, plus the number of shares of Common Stock issuable at any time upon exercise of all then outstanding options, warrants or similar rights.

"COMPANY SALE" shall mean any Change of Control of the Company effected by issuance of an equity interest (not to include a registered public offering or Private Placement), a capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets.

"COMPANY SALE PRICE" shall mean the per share common equivalent price paid (or implied by the consideration received) for the Company in the event of a Company Sale.

"FAIR MARKET VALUE" of a share of Common Stock (or any other security as applicable) as of a particular date shall mean: (a) If traded on a securities exchange or the Nasdaq National Market, the Fair Market Value shall be deemed to be the average of the closing prices of the Common Stock of the Company on such exchange or market over the five (5) business days ending immediately prior to the applicable date of valuation; (b) If actively traded over-the-counter, the Fair Market Value shall be deemed to be the average of the closing bid prices over the 30-day period ending immediately prior to the applicable date of valuation; and (c) If there is no active public market, the Fair Market Value shall be the value thereof, as agreed upon by the Company and the Holder; provided, however, that if the Company and the Holder cannot agree on such value, such value shall be determined by an independent valuation firm experienced in valuing businesses such as the Company and jointly selected in good faith by the Company and the Holder. Fees and expenses of the valuation firm shall be paid for equally by the Company and the Purchaser.

"HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"INITIAL WARRANT PRICE" is defined in the introduction to this Warrant.

"PERSON" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

"PRIVATE PLACEMENT" shall mean a private placement of equity securities with aggregate proceeds of greater than $10.0 million.

"PURCHASE PRICE" shall mean the Initial Warrant Price, as adjusted pursuant to
Section 4.

"REGISTERED HOLDER" shall mean any Holder in whose name this Warrant is registered upon the books and records maintained by the Company.

"WARRANT" as used herein, shall include this Warrant and any warrant delivered in substitution or exchange therefor as provided herein.

"COMMON STOCK" shall mean the Common Stock of the Company and any other securities at any time receivable or issuable upon exercise of this Warrant.




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


2.   EXERCISE OF WARRANT

     2.1. PAYMENT. Subject to compliance with the terms and conditions of this Warrant and applicable securities laws, this Warrant may be exercised, in whole or in part at any time or from time to time, on or before the Expiration Date by the delivery (including, without limitation, delivery by facsimile) of the form of Notice of Exercise attached hereto as EXHIBIT 1 (the "Notice of Exercise"), duly executed by the Holder, at the principal office of the Company, and as soon as practicable after such date, surrendering (a) this Warrant at the principal office of the Company, and (b) payment, in cash (by check) or by wire transfer, of an amount equal to the product obtained by multiplying the number of shares of Common Stock being purchased upon such exercise by the then effective Purchase Price (the "Exercise Amount"), provided that if Holder is subject to HSR Act Restrictions (as defined in Section 2.3 below), the Exercise Amount shall be paid to the Company within five (5) business days of the termination of all HSR Act Restrictions.

     2.2. STOCK CERTIFICATES; FRACTIONAL SHARES. As soon as practicable on or after the date a person or persons are entitled to receive certificates for shares of Common Stock, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole shares of Common Stock issuable upon such exercise, together with cash in lieu of any fraction of a share equal to such fraction of the current Fair Market Value of one whole share of Common Stock as of the date of exercise of this Warrant. No fractional shares or scrip representing fractional shares shall be issued upon an exercise of this Warrant.

     2.3. HSR ACT. The Company hereby acknowledges that exercise of this Warrant by Holder may subject the Company and/or the Holder to the filing requirements of the HSR Act and that Holder may be prevented from exercising this Warrant until the expiration or early termination of all waiting periods imposed by the HSR Act ("HSR Act Restrictions"). If on or before the Expiration Date Holder has sent the Notice of Exercise to Company and Holder has not been able to complete the exercise of this Warrant prior to the Expiration Date because of HSR Act Restrictions, the Holder shall be entitled to complete the process of exercising this Warrant in accordance with the procedures contained herein notwithstanding the fact that completion of the exercise of this Warrant would take place after the Expiration Date.

     2.4. PARTIAL EXERCISE; EFFECTIVE DATE OF EXERCISE. In case of any partial exercise of this Warrant, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver a new Warrant of like tenor and date for the balance of the shares of Common Stock purchasable hereunder. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above. However, if Holder is subject to HSR Act filing requirements, this Warrant shall be deemed to have been exercised on the date immediately following the date of the expiration of all HSR Act Restrictions. The person entitled to receive the shares of Common Stock issuable upon exercise of this Warrant shall be treated for all purposes as the holder of record of such shares as of the close of business on the date the Holder is deemed to have exercised this Warrant.

     2.5. EXERCISE SUBJECT TO UNDERWRITER LOCKUP AGREEMENTS. In the case of an underwritten public offering of the equity securities of the Company, the Purchaser shall be required to execute "lockup" agreements prohibiting the sale of the common shares underlying the Warrant, provided that the execution of such agreements are requested by the underwriters, and provided further that the prohibition on sale and exercise be the shorter of the lockup period applicable to executive officers, directors and greater than 5% beneficial owners of the Company's Common Stock (other than investment companies that purchased their shares at or after the Company's initial public offering) and 180 days.



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

     2.6. EXERCISE IN CONNECTION WITH A COMPANY SALE. Upon receipt of a written notice of a Company Sale pursuant to Section 4.8(c) hereof (a "Company Sale Notice"), in addition to any rights that the Holder may have in connection with a Company Sale constituting an Organic Change (as defined in Section 4.4 herein), the Holder shall promptly notify the Company whether or not the Holder will exercise this Warrant in connection with the consummation of the Company Sale. If Holder has elected to exercise this Warrant in connection with such Company Sale and such Company Sale is not consummated, then Holder's exercise of this Warrant shall not be effective unless Holder confirms in writing Holder's intention to go forward with the exercise of this Warrant, in which case the Purchase Price will be whatever price was in effect without regard to the Company Sale.

     2.7. NET ISSUE EXERCISE. In lieu of the payment methods set forth in
Section 2.1 above, the Holder may elect to exchange all or some of the Warrant for shares of Common Stock equal to the value of the amount of the Warrant being exchanged on the date of exchange. If Holder elects to exchange this Warrant as provided in this Section 2.7, Holder shall tender to the Company the Warrant for the amount being exchanged, along with written notice of Holder's election to exchange some or all of the Warrant, and the Company shall issue to Holder the number of shares of the Common Stock computed using the following formula:

           X = Y (A-B)
               -------
                  A

           Where X = the number of shares of Common Stock to be issued to Holder.

           Y = the number of shares of Common Stock purchasable under the Warrant being exchanged (as adjusted to the date of such calculation).

           A = the Fair Market Value of one share of the Company's Common Stock.

           B = the Purchase Price (as adjusted to the date of such calculation).

All references herein to an "exercise" of the Warrant shall include an exchange pursuant to this Section 2.7.

3. VALID ISSUANCE: CHARGES, TAXES AND EXPENSES. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable. Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Registered Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company.

4. ADJUSTMENT OF PURCHASE PRICE, TERMS AND NUMBER OF SHARES. The number of shares of Common Stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property receivable or issuable upon exercise of this Warrant) and the Purchase Price are subject to adjustment in accordance with the following:

     4.1. ADJUSTMENT OF PURCHASE PRICE. Before the Company's initial public offering of Common Stock, the following provisions in Sections 4.1 and 4.2 shall apply:

             (a) In order to prevent dilution of the rights granted hereunder, the Purchase Price and number of shares of Common Stock for which this Warrant is exercisable will be subject to adjustment from time to time pursuant to this
Section 4.1; provided, however, that notwithstanding the foregoing, no adjustment to the Purchase Price will be made or considered under this Section
4.1 with respect to the
issuance of shares of Common Stock upon the exercise of convertible securities, options, warrants and other rights that were outstanding on the Effective Date or that may subsequently be issued under employee benefit plans approved by the Company's Board of Directors.

             (b) If and whenever after the Effective Date the Company issues or sells, or in accordance with Article 4 is deemed to have issued or sold, any share of Common Stock for a consideration per share less than the Purchase Price in effect immediately prior to such time, except as provided in Section 4.1(a) herein, then forthwith upon such issue or sale the Purchase Price will be reduced by multiplying the Purchase Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be equal to the sum of:

                    (1) the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale, plus

                    (2) the number of shares of Common Stock which would have been issued in exchange for the aggregate consideration received by the Company upon such issue or sale if such shares had been issued or sold at the Purchase Price, and the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. In addition, the number of shares for which this Warrant is exercisable shall be adjusted to equal the quotient of:

                    (1) the aggregate Purchase Price for purchase of all shares of Common Stock for which the Warrant was exercisable immediately prior to such issue or sale, divided by

                    (2) the new Purchase Price as adjusted pursuant to the terms hereof.

     4.2. EFFECT ON PURCHASE PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Purchase Price under Section 4.1 herein, the following will be applicable:

             (a) ISSUANCE OF RIGHTS OR OPTIONS. If the Company in any manner grants any right, warrant or option to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), and the price per share for which Common Stock is issuable upon the exercise of any such Options or upon conversion or exchange of any such Convertible Securities is less than the Purchase Price in effect immediately prior to the time of the granting of such Option, then the total maximum number of shares of Common Stock issuable upon the exercise of such Option or upon conversion or exchange of the total maximum amount of such Convertible Security issuable upon the exercise of such Option will be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this Section 4.2(a), the "price per share for which Common Stock is issuable" will be determined by dividing:

                    (1) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of such Options, plus in the case of such Options which are related to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by

                    (2) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.

No further adjustment of the Purchase Price will be made upon the actual issuance of such Common Stock or of such Convertible Security upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Security.

             (b) ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Purchase Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale the Purchase Price will be reduced as set forth in Section 4.1(b) herein. For purposes of determining the new Purchase Price, the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this subparagraph 4.2(b), the "price per share for which Common Stock is issuable" will be determined by dividing:

                    (1) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by

                    (2) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

No further adjustment of the Purchase Price will be made upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Purchase Price had been or are to be made pursuant to other provisions of this Article 4, no further adjustment of the Purchase Price will be made by reason of such issuance or sale.

             (c) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Options, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Purchase Price in effect at the time of such change will be readjusted to the Purchase Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or charged conversion rate, as the case may be, at the time initially granted, issued or sold.

             (d) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Purchase Price then in effect hereunder will be adjusted to the Purchase Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

             (e) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefore will be deemed to be the gross amount received by the Company therefor. In case any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value (as defined below) of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Fair Market Value thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities will be determined in good faith jointly by the Company and the holder of the Warrant. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration will be determined by an independent appraiser jointly selected by the Company and the holder of the Warrant.

             (f) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for a consideration to be determined pursuant to the procedures set forth in Section 4.2(e).

             (g) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

             (h) RECORD DATE. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or
(ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be; provided that if such dividend, distribution or subscription is not ultimately consummated, no adjustment will be made to the Purchase Price hereunder or, if so made, such adjustment will be rescinded.

     4.3. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at anytime subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Purchase Price in effect immediately prior to such combination will be proportionately increased. In addition, the number of shares of Common Stock into which the Warrant is exercisable shall be adjusted proportionately in accordance with
Section 4.1(a) herein.

     4.4. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets (other than, or in addition to, cash) with respect to or in exchange for Common Stock is referred to herein as an "Organic Change". Prior to consummation of any Organic Change, the Company will make appropriate provisions (in form and substance satisfactory to the holder of the Warrant) to ensure that the holder of the Warrant will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common

Stock immediately theretofore acquirable and receivable upon the exercise of such holder's Warrant, such shares of stock, securities or assets as such holder would have received in connection with such Company Sale if such holder had converted his or her Warrant immediately prior to such Organic Change. In any such case, the Company will make appropriate provisions (in form and substance satisfactory to the holder of the Warrant) to ensure that the provisions of this
Article 4 and Article 5 will thereafter be applicable to the Warrant (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing corporation is other than the Company, an immediate adjustment of the Purchase Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon exercise of the Warrant, if the value so reflected is less than the Purchase Price in effect immediately prior to such consolidation, merger or sale). The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Company) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holder of the Warrant), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

     4.5. ADJUSTMENT FOR DIVIDENDS OR DISTRIBUTIONS OF STOCK OR OTHER SECURITIES OR PROPERTY. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Common Stock (or any shares of stock or other securities at the time issuable upon exercise of the Warrant) payable in
(a) securities of the Company or (b) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, the Holder of this Warrant on exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall receive, in addition to the shares of Common Stock (or such other stock or securities) issuable on such exercise prior to such date, and without the payment of additional consideration therefor, the securities or such other assets of the Company to which such Holder would have been entitled upon such date if such Holder had exercised this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period giving effect to all adjustments called for by this
Article 4.

     4.6. CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Article 4 but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Purchase Price and the number of shares of Common Stock issuable upon exercise of this Warrant so as to protect the rights of the holder of the Warrant; provided that no such adjustment will increase the Purchase Price as otherwise determined pursuant to this Article 4 or decrease the number of shares of Common Stock issuable upon exercise of the Warrant.

     4.7. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of the Registered Holder, furnish or cause to be furnished to such Registered Holder, a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time should be received upon the exercise of the Warrant.

      4.8. NOTICES.

             (a) Within five business days of any adjustment of the Purchase Price, the number or type of shares issuable upon exercise of this Warrant or otherwise pursuant to Article 4 hereof, the Company will give written notice thereof to the holder of the Warrant setting forth such adjustment and showing in detail the facts upon which such adjustment is based; provided that this provision shall not be construed to create a presumption that the Holder has conceded its right to challenge the Company's adjustment if it believes it was not done in accordance with the terms of this Agreement.

             (b) The Company will give written notice to the holder of the Warrant at least 20 days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Company Sale, Organic Change, dissolution or liquidation.

             (c) The Company will also give written notice to the holder of the Warrant at least 20 days prior to the date on which any Company Sale or Organic Change will take place.

5. PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holder of the Warrant will be entitled to acquire at the time of exercise of the Warrant by such holder (based on the number of shares of Common Stock issued upon such exercise), upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon exercise of such holder's Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, that holder of the Warrant shall not be entitled to any Purchase Rights under this Article 5 if such holders have received an adjustment in the Purchase Price of the Warrant under Article 4 with respect to the issuance of such Purchase Rights.

6. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of the Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity satisfactory to the Company (provided that if the holder is an institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such mutilated warrant, the Company will (at the holder's expense) execute and deliver in lieu of such warrant a new warrant of identical tenor representing the warrant represented by such lost, stolen, destroyed or mutilated warrant and dated the date of such lost, stolen, destroyed or mutilated warrant.

7. RESERVATION OF COMMON STOCK. The Company hereby covenants that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Common Stock or other shares of capital stock of the Company as are from time to time issuable upon exercise of this Warrant and, from time to time, will take all steps necessary to amend its Charter to provide sufficient reserves of shares of Common Stock issuable upon exercise of this Warrant. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except encumbrances or restrictions arising under federal or state securities laws. Issuance of this Warrant shall constitute full authority to the Company's officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock and Common Stock upon the exercise of this Warrant.




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


8. TRANSFER AND EXCHANGE. Subject to Article 9, this Warrant and all rights hereunder may be freely transferred in whole or in part, on the books of the Company maintained for such purpose at the principal office of the Company referred to above, by the Registered Holder hereof in person, or by duly authorized attorney, upon surrender of this Warrant properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon any partial transfer, the Company will issue and deliver to the Registered Holder a new Warrant or Warrants with respect to the shares of Common Stock not so transferred. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that when this Warrant shall have been so endorsed, the person in possession of this Warrant may be treated by the Company, and all other persons dealing with this Warrant, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding; provided, however that until a transfer of this Warrant is duly registered on the books of the Company, the Company may treat the Registered Holder hereof as the owner for all purposes.

9. RESTRICTIONS ON TRANSFER. The Holder, by acceptance hereof, agrees that, absent an effective registration statement filed with the SEC under the Securities Act of 1933, as amended (the "Act"), covering the disposition or sale of this Warrant or the Common Stock issued or issuable upon exercise hereof, as the case may be, and registration or qualification under applicable state securities laws, such Holder will not sell, transfer, pledge, or hypothecate any or all such Warrants or Common Stock, as the case may be, unless either (i) the Company has received an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is not required in connection with such disposition or (ii) the sale of such securities is made pursuant to Rule 144 promulgated under the Act.

10. COMPLIANCE WITH SECURITIES LAWS. By acceptance of this Warrant, the holder hereby represents, warrants and covenants that any shares of stock purchased upon exercise of this Warrant shall be acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof; that the Holder has had such opportunity as such Holder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of its investment in the Company; that the Holder is able to bear the economic risk of holding such shares as may be acquired pursuant to the exercise of this Warrant for an indefinite period; that the Holder understands that the shares of stock acquired pursuant to the exercise of this Warrant will not be registered under the Act (unless otherwise required pursuant to exercise by the Holder of the registration rights, if any, previously granted to the registered Holder) and will be "restricted securities" within the meaning of Rule 144 under the Act and that the exemption from registration under Rule 144 will not be available for at least one year from the date of exercise of this Warrant, subject to any special treatment by the SEC for exercise of this Warrant pursuant to Section 2.2, and even then will not be available unless a public market then exists for the stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and that all stock certificates representing shares of stock issued to the Holder upon exercise of this Warrant may have affixed thereto a legend substantially in the following form: THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE ACT, OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR



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

RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

11. NO RIGHTS OR LIABILITIES AS STOCKHOLDERS. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of affirmative action by such Holder to purchase Common Stock by exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder hereof shall cause such Holder hereof to be a stockholder of the Company for any purpose.

12. REPRESENTATIONS. The Company hereby represents and warrants as follows:

     12.1. AUTHORIZATION. The Company has full power and authority to enter into and to perform this Warrant in accordance with its terms.

     12.2. AUTHORIZED STOCK. On the Effective Date, the Company's authorized capital stock consists of 20,000,000 shares of Common Stock no par value and 5,000,000 shares of preferred stock no par value. The Company's authorized capital stock will be increased upon the filing of a Restated Charter in connection with the Company's initial public offering of Common Stock.

     12.3. OUTSTANDING STOCK. Immediately prior to the Effective Date, the Company's issued and outstanding stock consists of 2,882,240 shares of Common Stock and 1,932,207 shares of preferred stock convertible into 3,854,678 shares of Common Stock. Additionally, the Company has issued options and warrants for the purchase of 1,692,880 shares of Common Stock.

13. NOTICES. All notices required hereunder shall be in writing and shall be deemed to have been duly given upon receipt, and shall be either delivered in person, by registered or certified mail, postage prepaid, return receipt requested, or by overnight delivery service with proof of delivery, and addressed as follows:

     To HealthStream:
     Attn: Robert Laird, General Counsel
     HealthStream Inc.
     209 10th Ave South, Suite 450
     Nashville, Tennessee 37203

     To the Holder:
     Attn:  President, CIS Holdings, Inc.
     2555 Park Plaza
     Nashville, Tennessee 37203

     with a copy to:
     General Counsel
     Columbia/HCA Healthcare Corporation
     One Park Plaza
     Nashville, Tennessee 37203

14. HEADINGS. The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

15. LAW GOVERNING. This Warrant shall be construed and enforced in accordance with, and governed by, the laws of the State of Tennessee.



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

16. NO IMPAIRMENT. The Company will not, by amendment of its Charter or bylaws, or through any reorganization, consolidation, merger, dissolution, issue or sale of securities, sale or transfer of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon exercise of this Warrant.

17. SEVERABILITY. If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Warrant.

18. NO INCONSISTENT AGREEMENTS. The Company will not on or after the date of this Warrant enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders of this Warrant or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to holders of the Company's securities under any other agreements, except rights that have been waived.

19. SATURDAYS, SUNDAYS AND HOLIDAYS. If the Expiration Date falls on a Saturday, Sunday or legal holiday, the Expiration Date shall automatically be extended until 5:00 p.m. the next business day.

20. OBTAINING STOCK EXCHANGE LISTINGS. The Company will from time to time take all commercially reasonable actions following its initial public offering which may be necessary so that the shares of Common Stock issuable upon exercise of the Warrant will be listed on the principal securities exchanges or markets on which other shares of Common Stock are then listed.

21. REMEDIES. The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not adequate and may be enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the Effective Date.


HEALTHSTREAM, INC.

By: /s/ Jeffrey L. McLaren
   -----------------------
Title: President



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